EXHIBIT 99.1

Royal Bancshares Reports Profit for Full Year and Fourth Quarter

Profitability Improvement Plan and Core Customer Growth Enable Progress

NARBERTH, PA–(Marketwired – Feb 20, 2014) – Royal Bancshares of Pennsylvania, Inc. (“Company”) (NASDAQ: RBPAA), parent company of Royal Bank America (“Royal Bank”), announced net income of $2.4 million and basic and diluted earnings per share of $0.14 for the three months ended December 31, 2013. This compares to a net loss of $8.0 million and basic and diluted loss per share of $0.64 for the comparable period in 2012. Net income for the full year of 2013 amounted to $2.1 million and basic and diluted earnings per share of $0.00 compared to a net loss of $15.6 million and basic and diluted loss per share of $1.33 for 2012.

Royal Bank recorded net income of $2.6 million for the fourth quarter of 2013 compared to a net loss of $6.8 million for the comparable period in 2012. Net income for the year ended December 31, 2013 was $2.7 million compared to a net loss of $13.2 million for the year ended December 31, 2012.

Selected Company highlights, explained further below, included:

•	Net income improved $17.7 million in 2013 from 2012
•	Quarterly earnings per share of $0.14
•	Reduction in nonperforming assets of 45.7%
•	Non-interest expense reduction of 27.5%
•	Resolution of the Company’s two significant legal matters
•	Positive impact of a designed Company owned real estate strategy

Significant progress in core business and asset quality

“Comply, Reposition, Grow” was the mantra for 2013 with the result of solidifying core earnings and reporting a profit. The Company’s Chief Executive Officer Kevin Tylus noted, “Today’s announcement is due to the execution of a multi-faceted strategic plan with the goal of a return to profitability. During 2013 we focused on transitioning Royal Bank into a community bank built on a solid commercial revenue and retail delivery foundation. We achieved our goals to improve efficiency by restructuring the organization and modernizing. Some of those key actions included:

•	Introducing new technologies
•	Automating business processes
•	Unlocking value in our owned real estate assets
•	Improving brand reputation
•	Revitalizing our retail network

Positive quarterly and annual results for both Royal Bank and the Company reflect a diverse number of factors including quality loan growth, progress in reducing non-performing assets, expense reductions, and enhancements in organizational efficiencies. Perhaps most significant was the revenue growth from a sizable increase in commercial customers new to Royal Bank as well as success in retaining important legacy customers.”

Tylus added, “With the December hiring of Lars Eller as Chief Retail Banking Officer, we look to grow our retail customer base as we deploy new commercial and consumer solutions, enhance our product offerings and develop our retail sales teams. Mr. Eller has significant experience in private and retail banking, consumer lending and wealth management. A December retail campaign exceeded goals for new customer acquisition and set the stage for future cross-selling opportunities. Continuing with the objective of refreshing our retail branch network, we relocated our Villanova branch in January 2014. We are in the process of relocating three additional branches to more convenient, high-traffic locations within the same markets. Our expectation from the foundation established in 2013 is a vibrant retail network in 2014 that enhances the brand and offers numerous new choices for individual and business customers.”

Fourth quarter 2013 results

The $10.4 million improvement for the fourth quarter of 2013 as compared to same period in 2012 was mainly related to the following items:

•	Credit related expenses decreased $3.6 million, or 75.1% as the total level of non-performing assets continues to decline
•	Provision for loan and lease losses declined $3.3 million due to the improved credit quality of the loan portfolio
•	Other-than-temporary investment impairment fell $1.5 million to $0 in 2013
•	Gains on the sale of two Company owned buildings were $1.3 million
•	Net interest income increased $578,000, or 12.0%

Full year 2013 results

The $17.7 million improvement for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was mainly related to the following items:

•	Credit related expenses declined $7.4 million, or 67.8%, with non-performing assets now at 2.7% of total assets compared to 4.7% at December 31, 2012
•	Provision for loan and lease losses dropped $6.9 million as a result of the loan portfolio’s improved credit quality
•	Other-than-temporary investment impairment declined $2.4 million
•	Gains on the sale of Company owned real estate were $2.5 million
•	Salaries and benefits declined $1.3 million, or 11.2%, as a result of a 22% reduction in the workforce
•	Professional and legal fees decreased $1.2 million, or 29.3%
•	Net gains on sales of other real estate owned (“OREO”) increased $1.1 million

Partially offsetting these positive items was a $1.9 million decrease in net interest income, a $1.4 million decrease in gains on sales of loans and leases, and an $872,000 decline in gains on sale of investment securities. The Company’s leasing subsidiary continued to positively contribute to the annual and fourth quarter financial results.

Loans and leases held for investment at December 31, 2013 totaled $366.5 million, which represents an increase of $22.3 million, or 6.5%, from 2012 despite the $12.8 million decline in non-performing loans and the $11.9 million runoff in tax liens. New business relationships spurred the growth and further diversification of the loan portfolio, improving the composition of interest earning assets. Investment securities declined $40.5 million, or 11.6%, from the level at December 31, 2012 partially due to the reinvestment of cash flows from principal payments and calls into loans. Total deposits declined $25.9 million, or 4.7%, from $554.9 million at December 31, 2012 to $529.0 million at December 31, 2013. The decline in deposits was primarily related to the purposeful strategic re-pricing of higher cost deposit products including money market accounts and maturing certificates of deposit.

In 2013 the Federal Reserve Bank of Philadelphia upgraded the Company and terminated its written agreement. Additionally, during 2013 the Company achieved the resolution of two legal matters, which had presented uncertainty in their outcome. The Company was favorably dismissed from a lawsuit related to a $25 million CDO investment through Lehman Brothers Special Financing and the Company reached an agreement in principle with plaintiffs to settle a class action lawsuit involving its tax lien subsidiaries. The Company recorded a $1.65 million loss contingency for the settlement. After adjusting for the noncontrolling interest, the Company’s 60% share of the loss contingency amounted to $990,000 on a pre-tax basis.

Net Interest Margin

The $578,000 growth in net interest income quarter over quarter was primarily attributed to a reduction in interest expense coupled with an increase in the yield on investments. For the fourth quarter of 2013, the net interest margin of 3.12% grew 49 basis points from the comparable quarter of 2012 and 18 basis points from the quarter ended September 30, 2013. Average interest-earning assets declined $41.6 million and included a change in the composition as average loans increased $30.8 million while average investments declined $56.1 million. Average interest-earning deposits decreased $38.0 million. The yield on average interest-earning assets increased 27 basis points quarter over quarter. The $41.3 million decrease in average interest-bearing liabilities for the fourth quarter of 2013 from the comparable quarter in 2012 was accompanied by a 24 basis point reduction in average rates.

Net interest income for the year ended December 31, 2013 declined $1.9 million from the comparable period in 2012. The decrease was primarily attributed to a reduction in average interest-earning assets coupled with a decline in the yield on loans and investments year over year. Despite the decrease in net interest income, the net interest margin of 2.92% for 2013 decreased only 2 basis points from 2.94% for 2012. To mitigate the decline in net interest income the Company reduced funding costs through the redemption and lower re-pricing of maturing retail CDs and the lower re-pricing of FHLB advances, and is continuing efforts to improve the mix of interest-earning assets. The 26 basis point decline in the yield on interest-earning assets was driven by lower yields on average loan balances mainly due to the planned substantial decline of the higher yielding tax liens and the decrease in the yield on investment securities year over year. At December 31, 2013, average lower-yielding investment securities fell $32.7 million and average loans decreased $17.2 million from year-end 2012. Average interest-bearing deposits declined $50.1 million while average borrowings declined $16.1 million. These reductions led to a drop in average rates on interest-bearing liabilities of 26 basis points.

Asset quality continues improvement

During 2013, non-performing loans and non-performing assets decreased $12.8 million and $16.7 million, respectively. This improvement reflects management’s continued focus on improving asset quality as non-performing loans and non-performing assets have decreased by 80.2% and 72.7%, respectively, since December 31, 2011. As a result the provision for loan and lease losses has declined by $6.9 million in 2013 as compared to 2012.

	At December 31,
(in thousands except percentages)	2013	2012	2011
Non-performing loans	$10,157	$23,004	$51,324
Non-performing assets (which includes OREO)	$19,774	$36,439	$72,340
Percentage of non-accrual loans to total loans	2.8%	6.7%	12.0%
Percentage of non-performing assets to total assets	2.7%	4.7%	8.5%

Positive impact of the Profitability Improvement Plan

Early in 2013, management had announced a set of sweeping initiatives through the Company’s “Profitability Improvement Plan” (the “Plan”) designed to enhance company-wide efficiency, productivity and modernization. During 2013, the Company realized a 22% reduction in the workforce, which included restructuring the organizational staff. Two branches were consolidated and four Company-owned buildings were sold pursuant to the real estate rationalization plan. The Company launched a completely redesigned website with on-line account opening features, debuted mobile and TouchBanking, automated select processes and introduced new products. To support the marketing of these enhancements the Company began refreshing its brand with new advertising through billboards and online and print media. The expense reductions, revenue growth and planned additional improvements are intended to bring core performance more in line with our peers.

As a result of the Plan, the Company recorded $361,000 in restructuring charges during 2013. As mentioned previously, credit related expenses (including OREO), salaries and benefits, and professional and legal fees declined $7.4 million, $1.3 million, and $1.2 million, respectively, year over year. Total non-interest expense declined $10.0 million, or 27.5%, for the year ended December 31, 2013 when compared to the comparable 2012 period. A full year’s benefit is anticipated for 2014, as these improvements were phased in at various times during 2013.

Royal Bank’s 50th Anniversary

On January 13, 2014, members of the Company’s board of directors, management, and staff participated in the Opening Bell ceremony of the NASDAQ Stock Market. This event was the ceremonial kick-off to a year-long series of events and promotions which will celebrate Royal Bank’s 50th anniversary and connection to the communities we serve.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2012.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three months		For the years
	ended Dec. 31st		ended Dec. 31st
(in thousands, except for loss per common share)	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$7,069	$6,991	$27,524	$31,981
Interest Expense	1,690	2,190	7,357	9,899
Net Interest Income	5,379	4,801	20,167	22,082
(Credit) Provision for Loan and Lease Losses	(676)	2,637	(872)	5,997
Net Interest Income after (Credit) Provision	6,055	2,164	21,039	16,085
Non Interest Income	2,558	(148)	6,864	3,609
Non Interest Expense	6,333	10,256	26,330	36,324
Income (Loss) before Taxes	2,280	(8,240)	1,573	(16,630)
Income Taxes	42	-	42	-
Net Income (Loss)	2,238	(8,240)	1,531	(16,630)
Less Net Loss Attributable to Noncontrolling Interest	(214)	(246)	(578)	(1,005)
Net Income (Loss) Attributable to Royal Bancshares	$2,452	$(7,994)	$2,109	$(15,625)
Less Preferred Stock Series A Accumulated Dividend and Accretion	$522	$513	$2,075	$2,038
Net Income (Loss) to Common Shareholders	$1,930	$(8,507)	$34	$(17,663)
Income (Loss) Per Common Share – Basic and Diluted	$0.14	$(0.64)	$-	$(1.33)

SELECTED RATIOS:

	Three months ended Dec. 31st		For the years ended Dec. 31st
	2013	2012	2013	2012
Return on Average Assets	1.3%	-4.0%	0.3%	-1.9%
Return on Average Equity	19.9%	-50.8%	4.1%	-22.9%
Average Equity to Average Assets	6.7%	8.0%	6.9%	8.3%
Book Value Per Share	$1.41	$1.50	$1.41	$1.50

	At December 31,
Capital ratios (US GAAP):	2013	2012
Royal Bank Tier I Leverage	9.8%	9.0%
Royal Bank Total Risk Basked Capital	16.6%	16.9%
Company Tier I Leverage	9.9%	9.2%
Company Total Risk Basked Capital	18.2%	18.6%

CONDENSED BALANCE SHEET

(in thousands)	At Dec 31, 2013	At Dec 31, 2012
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$16,844	$28,802
Investment Securities	315,181	357,464
Loans and leases held for sale ("LHFS")	1,446	1,572
Loans and Leases
Commercial real estate	160,030	178,871
Construction and land development	45,261	37,215
Commercial and industrial	79,589	40,560
Residential real estate	25,535	24,981
Leases	42,524	37,347
Tax certificates	12,716	24,569
Other	826	622
Loans and Leases	366,481	344,165
Allowance for loan and lease losses	(13,671)	(17,261)
Loans and Leases (net)	352,810	326,904
Premises and Equipment (net)	4,475	5,232
Other Real Estate Owned (net)	9,617	13,435
Accrued Interest receivable	7,054	10,256
Other Assets	25,823	25,790
Total Assets	$733,250	$769,455

Deposits	528,964	554,917
Borrowings	107,881	108,333
Other Liabilities	21,244	26,277
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	49,116	50,344
Noncontrolling Interest	271	3,810
Total Equity	49,387	54,154
Total Liabilities and Equity	$733,250	$769,455

NET INTEREST INCOME AND MARGIN

	For the three months ended			For the three months ended
	December 31, 2013			December 31, 2012
(In thousands, except percentages)	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Cash equivalents	$7,553	$5	0.26%	$23,919	$10	0.17%
Investment securities	299,228	1,654	2.19%	355,314	1,481	1.66%
Loans	377,040	5,410	5.69%	346,228	5,500	6.32%
Total interest-earning assets	683,821	7,069	4.10%	725,461	6,991	3.83%
Non-earning assets	45,631			60,623
Total average assets	$729,452			$786,084
Interest-bearing deposits
NOW and money markets	$205,770	$153	0.29%	$217,436	$190	0.35%
Savings	17,479	9	0.20%	17,288	10	0.23%
Time deposits	239,953	799	1.32%	266,445	1,057	1.58%
Total interest-bearing deposits	463,202	961	0.82%	501,169	1,257	1.00%
Borrowings	130,866	729	2.21%	134,174	933	2.77%
Total interest-bearing liabilities	594,068	1,690	1.13%	635,343	2,190	1.37%
Non-interest bearing deposits	61,799			58,653
Other liabilities	24,619			29,505
Shareholders' equity	48,966			62,583
Total average liabilities and equity	$729,452			$786,084
Net interest margin		$5,379	3.12%		$4,801	2.63%

	For the year ended			For the year ended
	December 31, 2013			December 31, 2012
(In thousands, except percentages)	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Cash equivalents	$10,941	$26	0.24%	$22,551	$38	0.17%
Investment securities	312,127	5,757	1.84%	344,862	6,677	1.94%
Loans	367,219	21,741	5.92%	384,440	25,266	6.57%
Total interest-earning assets	690,287	27,524	3.99%	751,853	31,981	4.25%
Non-earning assets	50,037			67,358
Total average assets	$740,324			$819,211
Interest-bearing deposits
NOW and money markets	$210,077	$617	0.29%	$224,602	$1,317	0.59%
Savings	17,802	37	0.21%	17,006	67	0.39%
Time deposits	239,584	3,368	1.41%	275,959	4,514	1.64%
Total interest-bearing deposits	467,463	4,022	0.86%	517,567	5,898	1.14%
Borrowings	133,261	3,335	2.50%	149,416	4,001	2.68%
Total interest-bearing liabilities	600,724	7,357	1.22%	666,983	9,899	1.48%
Non-interest bearing deposits	59,989			55,666
Other liabilities	28,492			28,182
Shareholders' equity	51,119			68,380
Total average liabilities and equity	$740,324			$819,211
Net interest margin		$20,167	2.92%		$22,082	2.94%